UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AvePoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-4461709
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

525 Washington Blvd, Suite 1400 Jersey City, NJ (Address of principal executive offices)	07310 (Zip Code)

AvePoint, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Brian Michael Brown

Chief Legal Officer and Secretary

AvePoint, Inc.

901 East Byrd Street, Suite 900

Richmond, VA 23219

(804) 372-8080

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna

Izzy Lubarsky

Cooley LLP

3175 Hanover Street

Palo Alto, CA 940304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) is filed by AvePoint, Inc. (the “Company”) for the purpose of registering an additional 37,291,113 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the AvePoint, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) as a result of the annual evergreen increase under the 2021 Plan, of which 9,091,088 shares were added on January 1, 2022, 9,263,879 shares were added on January 1, 2023, 9,232,620 shares were added on January 1, 2024, and 9,703,526 shares were added on January 1, 2025.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered pursuant to the previous Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 17, 2021 (File No. 333-259617) (the “Previous Form S-8”). The information contained in the Previous Form S-8, including the information incorporated by reference therein and the periodic reports filed after the Previous Form S-8 to maintain current information about the Company, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

This Registration Statement is being filed to include the fee data in Inline XBRL format on Exhibit 107 that is required to be included for registrants who are large accelerated filers, as defined in Rule 405 under the Securities Act.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)       The Company’s Annual Report on Form 10-K (File No. 001-39048) for the fiscal year ended December 31, 2024, filed with the Commission on February 28, 2025;

(ii)      The Company’s definitive proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-39048) on March 14, 2025 (including all exhibits); and

(iii)    The description of the Company’s Common Stock contained in its Registration Statement on Form S-1 (File No. 333-258109), filed with the Commission on July 23, 2021 (as amended on August 5, 2021), pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating, amending, or otherwise modifying such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof form the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 5.         Interests of Named Experts and Counsel.

The legality of the Common Stock being registered has been passed upon for the Company by Brian Michael Brown, Chief Legal and Compliance Officer of the Company and member and secretary of the Company’s Board of Directors. Mr. Brown is regularly employed by the Company, participates in various employee benefit plans of the Company under which he may receive shares of Common Stock pursuant to equity awards granted thereunder or otherwise, and currently beneficially owns approximately 1.6% of the outstanding shares of Common Stock.

Item 8.         Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date	Filed Herewith

3.1*	Amended and Restated Certificate of Incorporation of AvePoint, Inc.	Form 8-K	001-39048	3.1	July 7, 2021
3.2*	Amended and Restated Bylaws of AvePoint, Inc.	Form 8-K	001-39048	3.2	July 7, 2021
4.1*	Specimen Common Stock Certificate.	Form S-4/A	333-252712	4.4	May 20, 2021
5.1	Opinion of Brian Michael Brown, Chief Legal Officer of the Company.					X
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.					X
23.2	Consent of Brian Michael Brown, Chief Legal Officer of the Company (contained in the opinion filed as Exhibit 5.1 hereto).					X
24.1	Power of Attorney (included in the signature page of this Registration Statement).					X
99.1*	AvePoint, Inc. 2021 Equity Incentive Plan.	Form S-4	333-252712	10.18	February 4, 2021
99.2*	Form of Stock Option Grant Package under AvePoint, Inc. 2021 Equity Incentive Plan.	Form 8-K	001-39048	10.13	July 7, 2021
99.3*	Form of RSU Grant Package under AvePoint, Inc. 2021 Equity Incentive Plan.	Form 8-K	001-39048	10.14	July 7, 2021
99.4	Form of PSU Grant Package under AvePoint, Inc. 2021 Equity Incentive Plan.					X
107	Filing Fee Table					X

* Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Richmond, Commonwealth of Virginia, on this 1st day of May, 2025.

AVEPOINT, INC.

By:	/s/ Brian Michael Brown
Brian Michael Brown
Chief Legal and Compliance Officer, and Secretary

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Tianyi Jiang and Brian Michael Brown as his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to do any and all acts and things and to execute in his or her name (whether on behalf of the AvePoint, Inc. (the “Company”) or as an officer or director of the Company, or otherwise) any and all instruments which said attorney-in-fact may deem necessary or advisable in order to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of the Company issuable pursuant to the AvePoint, Inc. 2021 Equity Incentive Plan and including specifically, but without limitation thereto, power and authority to sign his or her name to this Registration Statement on Form S-8 and any and all further amendments (including post-effective amendments), applications for amendment, or supplements to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xunkai Gong	Executive Chairman and Director	May 1, 2025
Xunkai Gong

/s/ Tianyi Jiang	Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2025
Tianyi Jiang

/s/ Brian Michael Brown	Chief Legal and Compliance Officer, Secretary, and Director	May 1, 2025
Brian Michael Brown

/s/ James Caci	Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2025
James Caci

/s/ Janet Schijns	Director	May 1, 2025
Janet Schijns

/s/ Jeff Teper	Director	May 1, 2025
Jeff Teper

/s/ John Ho	Director	May 1, 2025
John Ho

/s/ Jeff Epstein	Director	May 1, 2025
Jeff Epstein